Exhibit (13)(i)

AMENDMENT
TO THE
SUB-ADMINISTRATION AND SUB-ACCOUNTING AGREEMENT

This Amendment (this “Amendment”") is to the SUB-ADMINISTRATION AND SUBACCOUNTING AGREEMENT, dated April 1 , 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between State Street Bank and Trust Company, a Massachusetts trust company ("Sub-Administrator/Accounting Agent") with offices located at Channel Center, I Iron Street, Boston, Massachusetts 02210 and Deutsche Investment Management Americas Inc., a Delaware corporation (“Administrator”) (Sub-Administrator/Accounting Agent and Administrator each a “Party”" and collectively the “Parties”). This Amendment is effective as of January 20, 2017 (the “Amendment Effective Date”), and is attached to and made part of the Agreement. In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sub-Administrator/Accounting Agent and Administrator, intending to be legally bound, hereby covenant and agree as follows:

1.	Amendments. The Agreement is hereby amended as follows:

1.1. The Agreement shall be amended to add a new Section 27:

“SECTION 27. Information Security

a)	Annually, upon Administrator’s reasonable request, Sub-Administrator/Accounting Agent shall provide Administrator's Chief Information Security Officer or his or her designee with a copy of Sub-Administrator/Accounting Agent’s corporate information security controls that form the basis for Sub-Administrator/Accounting Agent’s corporate information security policy.

b)	Sub-Administrator/Accounting Agent acknowledges receipt of Administrator's Information Security Requirements for Vendors of Deutsche Bank, Version 1.1 (the “ISRV”). Sub-Administrator/Accounting Agent agrees to provide Administrator 's Information Security Department with a copy of SubAdministrator/Accounting Agent's corporate information security controls and policy in order to facilitate a comparative analysis by Administrator of such controls and pol icy against the ISRV and allow for a discussion between Administrator and a qualified member of Sub-Administrator/Accounting Agent's Information Technology Management team of Sub-Administrator/Accounting Agent's information security controls and policies. In addition, Sub-Administrator/Accounting Agent acknowledges and agrees that Administrator (in conjunction with any other affiliated entities of Administrator serviced by the Sub-Administrator/Accounting Agent and/or its affiliates) shall be ·permitted to: (i) upon prior notice to Sub-Administrator/Accounting Agent, perform a single, coordinated , annual onsite information security review on the premises of the Sub-Administrator/Accounting Agent and/or one or more of its affiliates: (ii) request and review Sub-Administrator/Accounting Agent's information regarding Sub-Administrator/Accounting Agent's corporate information security controls and policy solely while on such premises during such information security audit; and (iii) request and receive any supplemental information or evidence from Sub-Administrator/Accounting Agent while on such premises for the purpose of evaluating Sub-Administrator/Accounting Agent 's information security controls and policy. Notwithstanding the foregoing, nothing herein shall entitle Administrator to any information that Sub-Administrator/Accounting Agent deems proprietary or confidential to Sub Administrator/Accounting Agent or its clients, contrary to its corporate policies or that would otherwise, in Sub-Administrator/Accounting Agent's opinion, compromise the security of its business. Sub-Administrator/Accounting Agent's corporate information security program will contain administrative technical and physical safeguards, appropriate to the type of information concerned, designed to: (i) protect the security and confidentiality of such information; (ii) protect against any material anticipated threats or hazards to the security of such information; (iii) protect against unauthorized access to or use of such information that could result in harm or inconvenience to Administrator, and (iv) appropriately dispose of such information.

c)	Sub-Administrator/Accounting Agent shall maintain its corporate information security policy in a manner that satisfies the requirements set forth above; provided, however, that Sub-Administrator/Accounting Agent reserves the right to make changes to its corporate information security controls at any time in a manner that does not materially reduce the protection it applies to Administrator’s information. In the event that Sub-Administrator/Accounting Agent makes a change to its corporate information security controls that Sub Administrator/Accounting Agent believes materially reduces the protection it applies to Administrator’s information, Sub-Administrator/Accounting Agent will promptly notify Administrator in writing.

2.	General. Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect. As of and following the Amendment Effective Date, all references to the Agreement shall mean the Agreement as hereby amended. In the event of any conflict between the terms hereof and the terms of the Agreement, the terms hereof shall prevail.

3.	Defined Terms. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Agreement. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

4.	Headings. Section headings are for convenience purposes only and shall not be used in the interpretation of this Amendment.

5.	Severability. If any provision of this Amendment is held illegal, invalid or unenforceable such illegibility, invalidity or unenforceability will not affect the other provisions of this Amendment which will remain in full force and effect.

6.	Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties, and signatures may be exchanged in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF), and the Parties hereby adopt as original any signatures exchanged in electronically transmitted form.

7.	Entire Agreement. This Amendment constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings.

IN WITNESS WHEREOF, this Amendment was signed by the Parties hereto under the hands of their duly authorized officers effective as of the Amendment Effective Date.

State Street Bank and Trust Company	Deutsche Investment Management Americas Inc.

Signature: /s/ Andrew Erickson	Signature: /s/ John Millette
Name: Andrew Erickson	Name: John Millette
Title: Executive Vice President	Title: Chief Legal Officer
Date: 2/2/2017	Date: February 21, 2017

Deutsche Investment Maangement Americas Inc.

Signature: /s/ Paul Schubert
Name: Paul Schubert
Title: Managing Director
Date February 21, 2017

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